UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

FLORIDA GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

(502) 589-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2013, Florida Gaming Centers, Inc. (“Centers”), the wholly owned subsidiary of Florida Gaming Corporation (the “Registrant”), entered into an Engagement Letter with Jefferies LLC pursuant to which Jefferies will determine the “Net Company Value” and an “Appraised Value” of Centers in the manner and in accordance with the terms set forth in Section 8 of the Warrant Agreement dated as of April 25, 2011 among Centers, the Registrant and certain warrant holders named in the Warrant Agreement (the “Valuation Services”).

Jefferies will perform the Valuation Services for a fee of $1,000,000. Jefferies will be paid an additional $250,000 if it delivers the valuation within 21 days of receiving all the information that it reasonably deems necessary to complete the valuation. Finally, Jefferies will receive an additional $250,000 if it receives a subpoena for a deposition or testimony of one or more of its professionals or is requested by Centers to provide testimony or be deposed in connection with the valuation.

Centers will reimburse Jefferies for its reasonable and customary fees incurred in connection with the Valuation Services. Such expenses may not exceed $50,000 without Centers’ prior written consent. The Engagement Letter provides that Centers will indemnify Jefferies for any and all losses (except for losses resulting from Jefferies’ gross negligence or willful misconduct) suffered by Jefferies or its affiliates in connection with the Valuation Services.

The foregoing description of the Warrant Agreement is qualified in its entirety by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated April 25, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: June 13, 2013	By:	/s/ W. Bennett Collett, Jr.
W. Bennett Collett, Jr.
Chief Executive Officer